Exhibit 99.1

Sunrun Reports First Quarter 2021 Financial Results

Customer Additions of 23,556 in Q1, Bringing Total Customers to over 573,000, 18% year-over-year growth in Customers pro-forma for Vivint Solar
Increasing Full-Year Growth Guidance to 25% to 30%
Net Subscriber Value of $8,197 resulting in Total Value Generated of $165 million during Q1
Annual Recurring Revenue of $683 Million with Average Contract Life Remaining of 17 years
Net Earning Assets of $4.2 billion, including $813 million in Total Cash
Networked Solar Energy Capacity of 4.1 Gigawatts

SAN FRANCISCO, May 5, 2021 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the first quarter ended March 31, 2021.
“This year is on track to be the best in the company’s history. With an accelerating growth rate and expanding market reach, Sunrun is leading the country to a clean energy future,” said Lynn Jurich, Sunrun’s Chief Executive Office and co-founder. “Now is the time for us to move to a distributed energy system to meet the increased demands placed on our energy system from broad-based adoption of electric vehicles and improve the resiliency of our aging energy system.”

“Our momentum in the fourth quarter has continued into 2021,” said Tom vonReichbauer, Sunrun’s Chief Financial Officer. “The Sunrun team delivered seasonal volume records at strong margins, while meeting the demands of our ongoing integration with Vivint Solar. We expect to accelerate our growth even further while improving the value we bring to our partners and customers. Our execution, scale advantages, differentiated service offering, and leading competitive position give us confidence to increase our full-year growth guidance to 25% to 30%.”

Growth & Market Leadership

The growth opportunity for the solar industry is massive. Today, only 3% of the 77 million addressable homes in the US have solar. The US residential electricity market is over $187 billion per year and ongoing utility spending has resulted in escalating retail rates, increasing our value proposition and expanding our addressable market. Households that adopt electric vehicles consume approximately double the amount of electricity, increasing our market opportunity and value proposition even further. In addition to delivering a superior electricity service, we are increasingly working to network our dispatchable solar and battery systems to provide resources to the grid, such as virtual power plants, to also serve the $120 billion annual market for utility capex. These virtual power plants offer greater potential for resiliency and precision than bulky centralized infrastructure.
Owing to network effects and density advantages, increasing operating scale efficiencies, growing brand strength, capital raising capabilities, and advanced product and service offerings, we believe Sunrun will continue to expand our leadership position. Here are a few highlights from the last quarter:
•In 2021 Sunrun expects to accelerate its growth rate to 25-30%, an increase from the prior guidance of 20-25%. This growth is from a baseline scale that’s already twice the next competitor, with strong customer margins. Sunrun’s expanding customer value proposition, growing brand strength, differentiated talent brand and increasing competitive advantages are delivering share gains. Sunrun delivered an all-time record Q1 volume in our direct-to-home sales channel, in our channel partner business, and in our home builder business.
•Severe weather caused by climate change continues to uncover vulnerabilities with the electric grid’s aging infrastructure, leaving millions of people without power. Sunrun has now installed nearly 20,000 Brightbox systems nationwide, which offer homeowners the ability to power through multi-day outages with clean and reliable home energy. Brightbox also optimizes when power is purchased or supplied to the grid, helping manage constraints on the grid during peak times. Attachment rates of Brightbox batteries have increased again in Q1 to a record level. We continue to expect Brightbox installations to increase more than 100% in 2021 compared to the prior year.

Exhibit 99.1

•We are delivering increased value to Channel partners from our platform. This quarter we set an all-time record in volume in our channel business. Sunrun continued to grow the selective group of partners we work with by over 20% in Q1. Nearly all of the new partners have agreed to exclusive agreements to sell Sunrun’s solar service offering.
•Sunrun's new home business is starting to scale. We grew this segment by more than 50% in the first quarter compared to the prior year, pro-forma for Vivint Solar, and are working with 20 of the top 30 homebuilders in California. Our pipeline of new homes is at record levels and spans hundreds of communities which have been awarded or are already under construction across the country.
•In January, Sunrun issued $400 million of 0% coupon convertible senior notes and entered into a capped call transaction, increasing the effective conversion price to $157.22 per share.
•In March, Sunrun closed a $201 million securitization of leases and power purchase agreements at record-low financing costs. The market increasingly recognizes the high quality of residential solar assets and Sunrun’s industry-leading performance, especially over the last year, allowing the company to enjoy yet another step down in capital costs. The securitization consists of a single-tranche of A- rated notes with a $201 million initial balance, representing an 80.0% advance rate. The notes priced at a yield of 2.46%, representing a spread to the benchmark swap rate of 135 bps. This is an improvement in the spread of approximately 40 bps from the securitization issued by Vivint Solar in September 2020, the previous low water mark.
•Politicians continue to recognize the importance of investing in clean energy as a way to address climate change, create jobs and improve the resilience of our energy infrastructure. Following the two-year extension of the Investment Tax Credit (ITC) in December 2020, within the first 100 days of being in office President Biden has proposed a 10-year extension of the ITC as part of his infrastructure plan and has called for significant investments in renewable energy and improving the resilience of our energy system. Further, members of Congress have proposed specific legislation that would extend the ITC for 10 years and make standalone or retrofit storage eligible for the ITC. The ITC has a proven track record of bipartisan support given the economic and environmental benefits.
Innovation & Differentiation

The world has the technologies to move to a decentralized energy architecture today. Home solar and batteries can operate economically at small scale and can therefore be located where energy is consumed, leveraging the built environment instead of relying on expensive, centralized infrastructure whose design specifications do not meet today’s weather reality. Sunrun is effectuating this transition through continued business model innovation and a superior customer experience. We provide fixed-rate solar as a service subscriptions, whole-home backup power capabilities, and participation in virtual power plants. We are investing in efforts to further electrify the home, including electric vehicle charging infrastructure and converting gas appliances to electric. These efforts will increase Sunrun’s share of the home energy wallet and enhance our value to customers. The following recent developments highlight our innovation and increasing differentiation:
•We continue to innovate and set the stage for increased customer values by building larger systems and offering additional services. We are actively exploring opportunities for Sunrun to provide value for customers that have adopted electric vehicles and expect to accelerate these partnerships and commercial opportunities in the near future. Homes with electric vehicles consume approximately double the amount of electricity. Home solar and batteries are needed to meet this increased strain on the electric system and Sunrun is well positioned to be the provider of these services given our expertise managing and installing at-home energy infrastructure, our national footprint, and reputation as a trusted provider of clean energy services.
•Our business development and policy teams are actively educating more utilities and grid operators on the valuable services networked distributed energy resources can provide. Sunrun has already forged 12 virtual power plant opportunities and has continued growing our pipeline. We now have over $75 million in expected revenue from grid service opportunities that have been awarded or are in late-stage discussions. These opportunities provide incremental recurring revenue and offer an enhanced customer value proposition while also further differentiating Sunrun’s offering from companies that lack the scale, network density, and technical capabilities to serve this market. We estimate that over 10% of geographies we serve today have beachhead virtual power plant opportunities in place, which is expected to expand to over 50% of our geographies in the coming years.

Exhibit 99.1

ESG Efforts: Embracing Sustainability & Investing in Communities

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. We proactively serve all stakeholders: our customers, our employees, the communities in which we operate, and our business and financial partners. Investing in our people and providing meaningful career opportunities is critical to our success. As the country embarks on upgrading infrastructure and rewiring our buildings, the demand for skilled workers will increase substantially. We are focused on developing a differentiated talent brand and providing opportunities to train workers to be part of the clean energy economy. The following recent developments highlight our commitment to sustainability, investing in people, and investing in our communities:

•In Q1 Sunrun launched a set of initiatives and programs, under the Sunrun Academy, to expand job opportunities and increase career advancement opportunities. By investing in our people, we can attract and retain the best workforce with the skills needed to electrify homes across the country. As part of this initiative, Sunrun launched a program to further the development of our people whereby all employees have access to an expanded tuition reimbursement program to build skills needed for their career. This program will help us train the next leaders, especially with critical in-demand skills like electrical work. The Sunrun Academy will be expanded in the coming months to provide core functional skill training, leadership curriculum and provide more opportunities for apprenticeships and licensing programs.
•Sunrun is accelerating efforts to hire those who have served our country. In Q1, Sunrun was selected to be the first national solar company to participate in the Department of Defense’s SkillBridge program. The program provides opportunities to launch careers after returning from active duty, for both servicemen and women. In addition, Sunrun became the first solar company to be approved for the Military Spouse Employment Program (MSEP) to provide opportunities to spouses of our serving servicemen and women. In the first few weeks of approval, we have already hired dozens of transitioning service members and spouses under both programs.
•In April, Sunrun unveiled sustainability goals in its fourth annual Impact Report. These goals include offsetting more than 600 million metric tons of carbon emissions from the systems we will deploy over the next decade. We also set a goal to achieve net zero carbon emissions from our operations by 2040, to transition our vehicle fleet to one third electric or hybrid within five years, and to deploy at least 500 megawatts of solar to lower-income people across the country by 2030.
•Sunrun continues its commitment to lead the industry on pay equity by upholding the California Equal Pay Pledge and The White House Equal Pay Pledge, as well as providing a wage of at least $15 per hour to all employees. Sunrun established a Human Rights policy, building on Sunrun’s commitment to fair and equitable treatment.
•Sunrun is committed to building an inclusive and diverse workforce. As of December 31, 2020, women make up 50% of our executive management team and 44% of our Board of Directors. Nearly one quarter of all Sunrun employees are women. Sunrun is aiming for gender representation parity in director and above roles by 2025 and race/ethnicity representation parity in manager roles by 2025.
•The solar systems we deployed in Q1 are expected to prevent the emission of over 3.9 million metric tons of CO2 over the next thirty years. Over the last twelve months, Sunrun’s systems are estimated to have offset more than 2.4 million metric tons of CO2.
Key Operating Metrics

Note that the following operating metrics are presented pro-forma to include operations from Vivint Solar during the entire period, unless otherwise stated.

In the first quarter of 2021, Customer Additions were 23,556, including 20,087 Subscriber Additions. As of March 31, 2021, Sunrun had 573,634 Customers, including 498,997 Subscribers.
Annual Recurring Revenue from Subscribers was $683 million as of March 31, 2021. The Average Contract Life Remaining of Subscribers was 17.2 years as of March 31, 2021.

Subscriber Value was $35,673 in the first quarter of 2021 while Creation Cost was $27,476. Net Subscriber Value was $8,197 in the first quarter of 2021.

Exhibit 99.1

Total Value Generated was $164.7 million in the first quarter of 2021.

Gross Earning Assets as of March 31, 2021 were $8.1 billion. Net Earning Assets were $4.2 billion, which includes $813 million in total cash, as of March 31, 2021.

Solar Energy Capacity Installed was 167.6 Megawatts in the first quarter of 2021. Solar Energy Capacity Installed for Subscribers was 144.5 Megawatts in the first quarter of 2021.

Networked Solar Energy Capacity was 4,052 Megawatts as of March 31, 2021. Networked Solar Energy Capacity for Subscribers was 3,551 Megawatts as of March 31, 2021.

Outlook

Management now expects Solar Energy Capacity Installed growth to be in a range of 25% to 30% for the full-year 2021, pro-forma for Vivint Solar, an increase from management’s prior outlook of 20% to 25% growth. Total Value Generated is now expected to be above $750 million in 2021 for the full year, an increase from the prior expectation of over $700 million.

Management continues to expect cost synergies derived from the acquisition of Vivint Solar to be approximately $120 million in run-rate synergies by the end of 2021.

First Quarter 2021 GAAP Results

Note that the following GAAP results include Vivint Solar, unless otherwise stated, and are not presented pro-forma to include Vivint Solar prior to the closing of the acquisition on October 8, 2020.

Total revenue was $334.8 million in the first quarter of 2021, up $124.1 million, or 59%, from the first quarter of 2020. Customer agreements and incentives revenue was $174.6 million, an increase of $75.5 million, or 76%, compared to the first quarter of 2020. Solar energy systems and product sales revenue was $160.2 million, an increase of $48.6 million, or 44%, compared to the first quarter of 2020.

Total cost of revenue was $294.4 million, an increase of 73% year-over-year. Total operating expenses were $513.3 million, an increase of 88% year-over-year.

Included in operating costs for the first quarter of 2021 were $2.2 million of non-recurring expenses, primarily restructuring and deal costs related to the acquisition of Vivint Solar. Operating costs also include stock-based compensation expenses of $78.0 million in the first quarter of 2021. In the first quarter, cash outflows related to capped call transactions, debt discounts, expenses related to the issuance of the convertible notes, and non-recurring integration related expenses were approximately $43 million.

Consistent with purchase accounting standards under GAAP, the fair value of outstanding equity awards for Vivint Solar employees was reevaluated upon the closing of the acquisition, which resulted in a step-up of the value of such awards, which will result in an increase to non-cash stock-based compensation expense until such awards have fully vested. Additionally, the value of Solar Energy Systems was recorded based on a fair value assessment, which was approximately $1.1 billion higher than the book value at the date of the acquisition, and will result in additional non-cash depreciation expense over the estimated useful life of the assets, partially offset by a write-off of Vivint Solar’s Cost to Obtain Customer Agreements.

Net loss attributable to common stockholders was $23.8 million, or $0.12 per share, in the first quarter of 2021.

Financing Activities

Exhibit 99.1

As of May 5, 2021, closed transactions and executed term sheets provide us expected tax equity and project debt capacity to fund over 540 megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through the end of the first quarter of 2021.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2021 results and business outlook at 2:00 p.m. Pacific Time today, May 5, 2021. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing 877-407-5989 (toll-free) or 201-689-8434 (international). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the impact of COVID-19 on the Company and its business and operations; the Company’s financial and operating guidance and expectations; the Company’s business plan, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in the company’s business strategies, expectations regarding market share, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s ability to manage supply chains and workforce; factors outside of the Company’s control such as macroeconomic trends, public health emergencies, natural disasters, and the impacts of climate change; the legislative and regulatory environment of the solar industry; and expectations regarding the Company’s storage and energy services businesses, the Company’s acquisition of Vivint Solar (including cost synergies), the Company’s capped call transaction, anticipated emissions reductions due to utilization of the Company’s solar systems, and expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the impact of COVID-19 on the Company and its business and operations; the successful integration of Vivint Solar; the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s ability to attract and retain the Company’s relationships with third parties, including the Company’s solar partners; the Company’s continued ability to manage costs associated with solar service offerings; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the solar industry generally, an and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on

Exhibit 99.1

information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	March 31, 2021	December 31, 2020

Assets
Current assets:
Cash	$649,493	$519,965
Restricted cash	163,792	188,095
Accounts receivable, net	125,499	95,141
Inventories	289,772	283,045
Prepaid expenses and other current assets	40,098	51,483
Total current assets	1,268,654	1,137,729
Restricted cash	148	148
Solar energy systems, net	8,460,443	8,202,788
Property and equipment, net	58,168	62,182
Intangible assets, net	17,109	18,262
Goodwill	4,280,169	4,280,169
Other assets	801,270	681,665
Total assets	$14,885,961	$14,382,943
Liabilities and total equity
Current liabilities:
Accounts payable	$212,230	$207,441
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	27,726	28,627
Accrued expenses and other liabilities	312,566	325,614
Deferred revenue, current portion	106,749	108,452
Deferred grants, current portion	8,238	8,251
Finance lease obligations, current portion	10,707	11,037
Non-recourse debt, current portion	103,498	195,036
Pass-through financing obligation, current portion	17,121	16,898
Total current liabilities	798,835	901,356
Deferred revenue, net of current portion	700,382	690,824
Deferred grants, net of current portion	210,863	213,269
Finance lease obligations, net of current portion	11,185	12,929
Convertible senior notes	388,960	—
Recourse debt	180,197	230,660
Non-recourse debt, net of current portion	4,601,570	4,370,449
Pass-through financing obligation, net of current portion	322,110	323,496
Other liabilities	193,168	268,684
Deferred tax liabilities	86,095	81,905
Total liabilities	7,493,365	7,093,572
Redeemable noncontrolling interests	536,294	560,461
Total stockholders’ equity	6,165,560	6,077,911
Noncontrolling interests	690,742	650,999
Total equity	6,856,302	6,728,910
Total liabilities, redeemable noncontrolling interests and total equity	$14,885,961	$14,382,943

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2021	2020
Revenue:
Customer agreements and incentives	$174,596	$99,124
Solar energy systems and product sales	160,198	111,607
Total revenue	334,794	210,731
Operating expenses:
Cost of customer agreements and incentives	160,277	78,277
Cost of solar energy systems and product sales	134,082	91,598
Sales and marketing	126,113	70,270
Research and development	5,872	4,046
General and administrative	85,630	28,074
Amortization of intangible assets	1,345	1,483
Total operating expenses	513,319	273,748
Loss from operations	(178,525)	(63,017)
Interest expense, net	(74,270)	(49,924)
Other income, net	34,347	50
Loss before income taxes	(218,448)	(112,891)
Income tax benefit	(14,126)	(3,342)
Net loss	(204,322)	(109,549)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(180,533)	(81,590)
Net loss attributable to common stockholders	$(23,789)	$(27,959)
Net loss per share attributable to common stockholders
Basic	$(0.12)	$(0.23)
Diluted	$(0.12)	$(0.23)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	202,562	119,220
Diluted	202,562	119,220

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net loss	$(204,322)	$(109,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	91,955	51,021
Deferred income taxes	(14,126)	(3,342)
Stock-based compensation expense	78,029	7,309
Bonus liability converted to RSUs	—	11,636
Interest on pass-through financing obligations	5,394	5,877
Reduction in pass-through financing obligations	(10,219)	(9,689)
Other noncash items	(28,451)	11,442
Changes in operating assets and liabilities:
Accounts receivable	(32,311)	11,044
Inventories	(6,727)	2,957
Prepaid and other assets	(88,469)	1,115
Accounts payable	1,479	(55,604)
Accrued expenses and other liabilities	14,113	(51,667)
Deferred revenue	8,008	10,565
Net cash used in operating activities	(185,647)	(116,885)
Investing activities:
Payments for the costs of solar energy systems	(357,012)	(207,360)
Purchases of property and equipment, net	(39)	(3,105)
Net cash used in investing activities	(357,051)	(210,465)
Financing activities:
Proceeds from issuance of recourse debt, net of capped call transaction	579,694	43,475
Repayment of recourse debt	(258,160)	(45,000)
Proceeds from issuance of non-recourse debt	431,633	191,751
Repayment of non-recourse debt	(293,409)	(12,997)
Payment of debt fees	(15,360)	—
Proceeds from pass-through financing and other obligations	2,486	1,762
Payment of finance lease obligations	(3,087)	(2,953)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	247,693	170,904
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(47,913)	(18,992)
Acquisition of noncontrolling interests	(4,195)	—
Net proceeds related to stock-based award activities	8,541	2,419
Net cash provided by financing activities	647,923	330,369
Net change in cash and restricted cash	105,225	3,019
Cash and restricted cash, beginning of period	708,208	363,229
Cash and restricted cash, end of period	$813,433	$366,248

Exhibit 99.1

Key Operating and Financial Metrics

In-period volume metrics:	Three Months Ended March 31, 2021
Customer Additions	23,556
Subscriber Additions	20,087
Solar Energy Capacity Installed (in Megawatts)	167.6
Solar Energy Capacity Installed for Subscribers (in Megawatts)	144.5

In-period value creation metrics: (1)	Three Months Ended March 31, 2021
Subscriber Value Contracted Period	$32,620
Subscriber Value Renewal Period	$3,053
Subscriber Value	$35,673
Creation Cost	$27,476
Net Subscriber Value	$8,197
Total Value Generated (in millions)	$165

In-period environmental impact metrics: (1)	Three Months Ended March 31, 2021
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	2.4
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	3.9

Period-end metrics:	March 31, 2021
Customers	573,634
Subscribers	498,997
Networked Solar Energy Capacity (in megawatts)	4,052
Networked Solar Energy Capacity for Subscribers (in megawatts)	3,551
Annual Recurring Revenue (in millions)	$683
Average Contract Life Remaining (in years)	17.2
Gross Earning Assets Contracted Period (in millions)	$5,488
Gross Earning Assets Renewal Period (in millions)	$2,633
Gross Earning Assets (in millions)	$8,122
Net Earning Assets (in millions)	$4,227
Note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Exhibit 99.1

Definitions

Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.

Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 5%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Exhibit 99.1

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Annual Recurring Revenue represents revenue from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com
(415) 373-5206

Exhibit 99.1

Media Contact:

Wyatt Semanek
Public Relations Manager
press@sunrun.com